Exhibit r.2

                  DUFF & PHELPS INVESTMENT MANAGEMENT CO.
                  ---------------------------------------

                   AMENDED AND RESTATED CODE OF ETHICS
                   -----------------------------------


1.       Statement of Ethical Principles

         When Adviser Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

                  A. At all times, the interests of Adviser Clients must be paramount;

                  B. Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

                  C. No inappropriate advantage should be taken of any position of trust and responsibility.

2.       Definitions

                  A. "Access Person" means any director, officer, general partner, Portfolio Manager or Advisory Person of the Adviser or (i) any temporary or permanent employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Adviser for the Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security. For purposes of Section 4, "Access Person" shall not include Advisory Persons nor Portfolio Managers. The Adviser's Compliance Officer shall maintain a list of the Adviser's Access Persons.

                  B.  "Adviser" means Duff & Phelps Investment Management Co.

                  C. "Advisory Person" means any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions. For purposes of Section 4, "Advisory Person" shall not include Portfolio Managers.

                  D. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

                  E. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

                  F. Client means each and every investment company, or series thereof, or other account managed by the Adviser, individually and collectively.

                  G. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, as amended.

                  H. "Initial Public Offering" means a public sale of an issue not previously offered to the public.

                  I. "Managed Fund" shall mean those Clients, individually and collectively, for whom the Portfolio Manager makes buy and sell decisions.

                  J. "Portfolio Manager" means the person entrusted to make the buy and sell decisions for a Client.

                  K. "Private Placement" shall have the same meaning as that set forth in Section 4(2) of the Securities Exchange Act.

                  L. "Purchase or sale of a security" includes inter alia, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired for a Client.

                  M. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

3.       Exempted Transactions

         The prohibitions of Section 4 of this Code shall not apply to:

                  A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

                  B. Purchases or sales of securities (1) not eligible for purchase or sale by the Client; or (2) specified from time to time by the Directors, subject to such rules, if any, as the Directors shall specify.

                  C. Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

                  D. Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

                  E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.       Prohibited Activities

                  A. IPO Rule: No Advisory Person or Portfolio Manager may purchase securities in an Initial Public Offering, except with the prior approval of the Compliance Officer of the Adviser.

                  B. Private Placement Rule: No Advisory Person or Portfolio Manager may purchase securities in a Private Placement unless such purchase has been approved by the Compliance Officer of the Adviser. Any such approved purchase should be disclosed to the Client if that issuer's securities are being considered for purchase or sale by the Client. Such consideration for purchase or sale shall be conducted by a person other than the interested Advisory Person.

                  C. Preclearance Rule: No Access Person, Advisory Person nor Portfolio Manager may purchase or sell a security unless such purchase or sale has been precleared by the Compliance Officer of the Adviser. Preclearance shall be valid through the business day next following the day preclearance is given.

                  Exceptions: The following securities transactions are exempt from the pre-clearance requirement:

                           1. Purchases or sales of up to 1,000 shares of securities of issuers ranked within the top 200 of the Standard & Poor's 500 Composite Stock Index (S&P 500) (the "Large Cap List") at the time of purchase or sale. The Compliance

                               Officer of the Adviser shall distribute an updated list of such securities quarterly.

                           2. Purchase orders sent directly to the issuer via mail (other than in connection with a Private Placement) or sales of such securities which are redeemed directly by the issuer via mail.

                  Note: The Compliance Officer of the Adviser may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if nominally permitted under this Code of Ethics, if he/she reasonably believes that denying preclearance is necessary for the protection of the Adviser. Any such denial may be appealed to the Adviser's Counsel. The decision of Counsel shall be final.

                  D. Open Order Rule: No Access Person, Advisory Person or Portfolio Manager may purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when the Client has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Client's order is executed or withdrawn.

                  Exceptions: The following securities transactions are exempt from the Open Order Rule:

                           1. Purchases or sales of securities of securities on the current Large Cap List at the time of the transaction.

                           2. Purchases or sales approved by the Compliance Officer of the Adviser in his/her discretion.

                  Any profits realized on a personal trade in violation of this
                           Section 4D must be disgorged.

                  E. Blackout Rule: If a Portfolio Manager's Managed Fund holds a security that is the subject of a proposed personal trade by that Portfolio Manager, such personal trade may be permitted only as follows:

                                    1.  If the proposed personal trade is on
                                    the same side as the last Managed Fund
                                    transaction in that security, the
                                    personal trade cannot occur within two
                                    days of such Managed Fund transaction
                                    (i.e. neither at T nor T + 1 calendar
                                    day).

                                    2.  If the proposed personal trade is on
                                    the opposite side of the last Managed Fund transaction in that security, the personal trade cannot occur unless (a) it is more than two days after the Managed Fund transaction (i.e. T + 2 calendar days or later) and (b) the Preclearance Request, if required for such personal transaction (i.e. it is not eligible for the Large Cap List exception to the Preclearance Rule) sets forth, to the reasonable satisfaction of the
                                    Compliance Officer, an explanation of
                                    the reasons the Managed Fund is not
                                    effecting a similar transaction.

                  Transactions permitted under the Blackout Rule must also satisfy the Holding Period Rule, the Open Order Rule, and the Preclearance Rule if and to the extent the transaction is not covered by exceptions to those rules.

                  Any profits realized by a Portfolio Manager on a personal trade in violation of this Section 4E must be disgorged.

                  F. Holding Period Rule: Each Security, other than those described in Section 3B. (securities (1) not eligible for purchase or sale by the Client; or (2) specified from time to time by the Directors, subject to such rules, if any, as the Directors shall specify) must be held for a period of not less than six (6) months, whether or not the purchase of such Security was an exempt transaction under any other provision of Section 4.

                  Any profits realized on trading in contravention of this policy must be disgorged.

                  G. No Advisory Person shall accept any gift or other item of more than de minimis value from any person or entity that does business with or on behalf of the Client or the Adviser.

                  H. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization by the President or the Compliance Officer of the Adviser. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

5.       Compliance Procedures

                  A. All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal securities trade and a copy of each periodic account statement to the Adviser's Compliance Officer.

                  B. Every Access Person shall report to the Adviser the information described in Section 5C of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.


                  C. Every report required pursuant to Section 5B above shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                           (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

                           (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                           (iii) The price at which the transaction was effected;

                           (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

                           (v) The date of approval of the transaction and the person who approved it as required by Section 4B or C above.

                  E. Each Access Person shall submit a report listing all personal securities holdings to the Compliance Officer upon the commencement of service and annually thereafter. This annual report shall include a certification by the Access Person that he or she has read and understood the Code of Ethics and has complied with the Code's requirements.

                  F. Any report made under this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

                  G. The Compliance Officer shall submit an annual report to the Adviser's Board of Directors that summarizes the current Code of Ethics procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

                  H. Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Adviser's Compliance Officer.

6.       Sanctions

         Upon discovering a violation of this Code, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.

7.       Facility of Administration; Deemed Compliance.

         Any Access Person hereunder who is also an Access Person of any investment company advised by Adviser or an affiliate shall be deemed to have complied with this Adviser Code of Ethics by complying with the Code of Ethics adopted by the investment company.

w/Code - DPIM
6/98